EXHIBIT 4(c)




Private and Confidential

26th August 1994

AD/CIFT/FL

The Directors,
Wellman International Ltd,
Mullagh,
Kells,
Co Meath

Attn: Mr. Eamon Hodge, Finance Director

Dear Sirs,

Arising from recent discussions, we are pleased to confirm that Bank of Ireland wishes to extend the following facilities, on the terms outlined.

I. FACILITY                   :  OVERDRAFT.

     Option                   :  Money market or Irish Pound commercial notes
                                 can be drawn at the discretion of the Bank, but at all times within the absolute facility amount set out below.

     Amount                   :  Money market or 750,000 Irish Pounds.
                                 (Irish Pounds Seven Hundred and Fifty
                                 Thousand).

     Interest Rate            :  Prime.
                                 This is currently 6.03% pa in total, but subject to variation from time to time at the discretion of the Bank.

                                 Changes in the Prime rate automatically apply and are advised to the Borrower in the next account statement issued.

                                 In the event of money market or commercial note options being exercised, the facility margin will be established prior to drawdown.

     Interest Payment         :  Interest on overdraft facilities will be
                                 calculated & accrued daily on all drawings and charged quarterly in arrears in the months of March, June, September and December.

                                 Interest on money market facilities will be calculated & accrued daily on all drawings and charged at the end of each Interest Period, but in any event not less frequently than on a quarterly basis in arrears.

                                 When commercial notes are discounted,
                                 commission will be calculated for the period on the drawn amount and deducted at drawdown.

                                 In the event that any interest is unpaid, it will be compounded on a quarterly basis.

     Interest Period          :  In the case of money market or commercial note
                                 options being exercised, periods of 1, 3 or 6 months duration may be chosen, or such other period as may be agreed by the Bank.

                                 In selecting an Interest Period, the Borrower will ensure that the period selected coincides with any repayment due to the extent of the amount of that repayment.

     Repayment                :  The facility is repayable on demand and in the
                                 event of such demand the facility is withdrawn.

                                 For the avoidance of doubt, General Conditions or the selection of a particular interest period do not prejudice the demand nature of this facility.

     Purpose To assist the Borrower in the funding of its Working Capital requirement.

     Borrower                 :  Wellman International Ltd.

     Lender                   :  Bank of Ireland, Kells, Co. Meath.

2. FACILITY                   :  UNCOMMITTED LINE of CREDIT.

     Option                   :  Cash, Irish Pound commercial notes, guarantee
                                 and treasury products can be drawn at the discretion of the Bank, but at all times within the absolute facility amount set out below.

     Amount                   :  4,500,000 Irish Pounds.
                                 (Irish Pounds Four Million Five Hundred
                                 Thousand).

     Currency                 :  A freely available currency at the discretion
                                 of the Bank.

                                 The base currency will however remain the Irish Pound and at each rollover all drawings must be realigned to the underlying Irish Pound equivalent base as pertained at the previous rollover.

     Interest Rate            :  Cost of Funds + 0.4%pa + Reserve Asset Cost, if
                                 applicable, in the case of a cash drawing.

                                 In the event of the commercial note option being exercised, acceptance commission will be charged at the rate of 0.4%pa over the appropriate Cost of Funds on the face value of the notes.

                                 For the remaining options, pricing will be agreed prior.

     Interest Payment         :  Interest on cash facilities will be calculated
                                 & accrued daily on all drawings and charged at the end of each Interest Period, but in any event not less frequently than on a quarterly basis in arrears.

                                 When commercial notes are discounted,
                                 commission will be calculated for the period on the drawn amount and deducted at drawdown.

                                 In the event that any interest is unpaid, it will be compounded on a quarterly basis.

     Interest Period          :  In the case of cash or commercial note options
                                 being exercised, periods of 1, 3 or 6 months duration may be chose, or such other period as may be agreed by the Bank.

                                 In selecting an Interest Period, the Borrower will ensure that the period selected coincides with any repayment due to the extent of the amount of that repayment.

     Availability             :  Utilization of this facility will at all times
                                 be at the sole discretion of the Bank.

     Repayment                :  The facility is repayable on demand and in the
                                 event of such demand the facility is withdrawn.

                                 For the avoidance of doubt, General Conditions or the selection of a particular interest period do not prejudice the demand nature of this facility.

     Purpose                  :  To assist the Borrower in the funding of its
                                 Working Capital requirement.

     Borrower                 :  Wellman International Ltd.

     Lender                   :  Bank of Ireland Corporate Banking.

3. FACILITY                   :  LETTER of CREDIT LINE.

     Amount                   :  500,000 Irish Pounds.
                                 (Irish Pounds Five Hundred Thousand).

     Conditions               :  This facility is subject to Bank of Ireland
                                 International Banking Division's standard terms and conditions for facilities of this type.

     Purpose                  :  To assist the company undertake foreign trade
                                 transactions.

     Issued By                :  Bank of Ireland International Banking Division.

     On Behalf Of             :  Wellman International Ltd.

4. FACILITY                   :  TREASURY LINE,
                                 to include, at the discretion of the Bank, transactions on the spot, forward option and swap markets.

     Amount                   :  The Bank will provide foreign exchange and
                                 interest rate management facilities to which it apportions an internal rewriting risk weighing
                                 (variable), rather than a maximum transaction level, in aggregate 1,500,000 Irish Pounds
                                 (Irish Pounds One Million Five Hundred
                                 thousand).

     Maturity                 :  The maturity of any individual contract cannot
                                 exceed 12 months in the case of a foreign exchange transaction, or 24 months in the case of an interest rate transaction, unless otherwise agreed in writing by the Bank.

     Availability             :  The provision of this facility will at all
                                 times be at the sole discretion of the Bank.

     Purpose                  :  To assist in the management of foreign exchange
                                 and interest rate exposures, undertaken by the company in the course of its existing business activity.

     Available To             :  Wellman International Ltd.

     Provided By              :  Bank of Ireland Group Treasury.
 SECURITY:

All obligations of the borrower to the Bank will be secured by:

1. A debenture, in a form acceptable to the Bank, incorporating first fixed and floating charges over the assets of Wellman International Ltd, at all times stamped to cover the aggregate level of facilities detailed above.

2. An inter-lender agreement between Bank of Ireland and Ulster Investment Bank in a form acceptable to the Bank.

3. Insurance in respect of consequential loss, fire, product and third party liability, must be maintained in a form acceptable to the Bank.

        The Bank's interest should be noted on all relevant documentation, with both the policies and renewal confirmations being available to the Bank on request.

REPRESENTATIONS AND WARRANTIES:

The Borrower represents and warrants that it has:

(a) The full power, authority and legal right to perform its obligations hereunder and to observe the terms and conditions hereof.

(b) No law suits or other legal proceedings pending or, so far as any of the directors know, threatened before any court or tribunal, which in the opinion of such directors would adversely affect in any material respect the company's financial condition or operation.

(c) No knowledge of any present or possible future liability to any action, claim, or proceeding under Environmental Law.

On each drawing and rollover of loan facilities, the Representations and Warranties outlined above are deemed to be repeated.


GENERAL CONDITIONS:

1. A minimum consolidated tangible net worth of 27m Irish Pounds will be maintained at all times.

2. On a consolidated basis, the ratio of Bank Debt to Tangible Net Worth will not exceed 0.7.

3. Wellman International Ltd will at all times for the duration of the facilities outlined above remain a wholly owned subsidiary of Wellman International Investments Ltd, which in turn will remain a wholly owned subsidiary of Wellman, Inc.

4. Wellman International Ltd will furnish the Bank with a copy of its audited annual report and accounts, to include consolidated balance sheet, profit and loss account and cash flow statement, within 180 days of the financial year end.

5. Wellman International Ltd will furnish the Bank with consolidated management accounts, to include balance sheet, profit and loss account and cashflow statement, within 90 days of the financial half year end.

6. Wellman International Ltd will furnish the Bank with a comprehensive annual budget and supporting commentary within 60 days of the beginning of the financial year.

7. Wellman Inc., will furnish the Bank with a copy of its audited annual report and accounts promptly after publication.

8. Wellman International Ltd will furnish the Bank with such other information on its financial affairs and general condition as may reasonably be required from time to time.

9. Wellman International Ltd and its Subsidiary companies undertake not to create or permit to subsist any new Charge, whether floating or specific, or permit to subsist any other encumbrance of any kind, including the issue of guarantees to third parties, on the whole or any part of their undertaking, property, or assets, including uncalled capital.

10. The Borrower must utilise the facilities solely for the specific Purpose stated.

11. There must not, in the opinion of the Bank, occur any material adverse change in the Borrower's business, undertakings, assets or financial condition or those of any member of the Group.

12. The Borrower will promptly notify the Bank of any claim, notice, or other communication served on it in respect of any modification, revocation, or suspension of any Environmental Licence applicable to it, or any requirement to be fulfilled by it under Environmental Law and the cost of compliance with such requirement, or any alleged breach of any Environmental Law which might, if substantiated, have a material adverse effect on its financial condition, or on its ability to perform its obligations under this letter.

13. The Borrower indemnifies the Bank at all times against any cost, damage, loss, or penalty, incurred or suffered, which arises by virtue of any actual or alleged breach of Environmental Law.

14. The Bank will be entitled to, without notice to or consent from the Borrower, combine, consolidate, or set-off any sums of money or parts thereof, as may from time to time be due and owing by the Borrower, as principal or surety to the Bank, whether actual or contingent, howsoever arising, against or with any or all sums due by the Bank to the Borrower.

15. In the event that in the opinion of the Bank any change in applicable law or regulation, or in the interpretation thereof, will make it unlawful, or any circumstance connected with the availability to the Bank of the relevant currency on the interbank market occurs, as a result of which the Bank is of the opinion that it is not practicable for the Bank to maintain or give effect to its obligations as contemplated herein, the Bank will promptly give written notice thereof to the Borrower, whereupon the obligations of the Bank as contemplated herein will cease and the Borrower will forthwith, or within such period as may be allowed by law, repay to the Bank any amounts due and payable under this facility.

16. Acceptance of this letter will act as authority to charge under advice appropriate interest payments, guarantee fees, or other amounts due, by debiting the relevant account.

17. Acceptance of this letter will indemnify the Bank against any loss arising as a result of the Bank acting in good faith when accepting Irish Pounds or currency telephone / telefax transfer or drawdown instructions signed by two relevant authorised signatories.

18. In the event of the commercial note option being considered, the Borrower may wish to seek independent tax and legal advice concerning the tax treatment of discounts on commercial paper and Section 8(ii)(a) of the Central Bank Act 1971, respectively.

19. A delay or failure on the part of the Bank in exercising any power, privilege, or right hereunder will not operate as a waiver thereof, nor will any partial or single exercise of any such power, privilege, or right preclude their further exercise, the rights and remedies provided herein being cumulative and not exclusive of those provided by law.

20. The method for calculating overdraft interest may be changed from time to time at the discretion of the Bank. In the event of such a change, one months prior notice will be given to the Borrower.

21. Working capital facilities, including overdraft, are repayable on demand.

22. The limit on an overdraft is absolute. In the event, however, of any excess drawing over the agreed limit being permitted by the Bank, a surcharge of 0.50% per month will apply to the excess until such time as it is rectified. Any such drawing cannot be taken as an implied increased limit. In addition, a 1% p.a. charge is payable on current account balances which are off-set.

23. A certificate given under the hand of an authorised official of the Bank as to any amount payable to it under this letter will, save for manifest error, be conclusive evidence as to the amount due to the Bank.

24. The terms of this letter are governed by and construed according to the laws of Ireland.


DEFINITIONS:

(i) Associate is defined as a company in which any member of the Group holds, or may in the future hold, more than twenty per cent, but not exceeding fifty per cent, of the issued voting share capital.

(ii) Bank means The Governor and Company of the Bank of Ireland, otherwise referred to as Bank of Ireland, or any of its Subsidiary or Associate companies.

(iii) Bank Debt is defined as a monetary obligation to any financial institution, in any manner whatsoever, for which the Borrower is, or will become, liable.

(iv)    Borrower is defined as Wellman International Ltd.

(v) Charge is defined as a charge, debenture, encumbrance, lien, mortgage, pledge, or other security interest, of any nature, on the whole or any part of the undertaking, property, or assets of the company in question.

(vi)    Cost of Funds means DIBOR or LIBOR, as appropriate.

(Vii) Current Ratio means the figure produced by dividing Current Assets by Current Liabilities.

(viii) Environmental Law means all circulars, codes of practice, guidance notices, legislation, orders or regulations, including statutory modifications and re-enactments thereof, concerning the protection of the environment and the control of pollution, whether or not having the force of law, and whether imposed in Ireland, or by an association, community, federation, or other organisation of which Ireland is a member.

(ix) Environmental Licence means any approval, authorisation, consent, licence or permit required by Environmental Law.

(x) Group is defined as all those bodies corporate which are Subsidiary or Associate companies of the Borrower's ultimate Holding Company.

(xi) Holding Company is defined in Section 155 of the Companies Act 1963, or analogous provision of Law.

(xii) Lender is defined as The Governor and Company of the Bank of Ireland or any of its Subsidiary or Associate companies, irrespective of any company, branch, office, entity or location outlined under a specific Facility in this letter.

(xiii) Regulatory Authority includes the Central Bank of Ireland and any relevant fiscal, monetary or other association, authority, community, federation or organisation.

(xiv) Related company is defined in Section 4(5) of the Companies (Amendment) Act 1990, as amended, or as detailed in analogous legislation.

(xv) Reserve Asset Cost means the cost to the Bank of maintaining any reserve ratio, special deposit, liquidity or similar requirement of any Regulatory Authority.

(xvi) Subsidiary is defined in Section 155 of the Companies Act 1963, or analogous provisions of law.

(xvii) Tangible Net Worth means the aggregate of share capital, retained earnings and other reserves, less intangible assets and reserves arising from the future revaluation of fixed assets.


JUDGEMENTS:

If for the purposes of obtaining judgement in any court it is necessary to convert a sum due in one currency into another currency, the rate of exchange that will be applied will be that at which the Bank could purchase the first currency with the second currency on the business day preceding that on which final judgement is given. Notwithstanding such judgement, any shortfall in the amount ultimately due to the Bank will remain the responsibility of the Borrower.

CAPTIONS:

The captions in this letter are for convenience of reference only and will not define or limit the provisions hereof.


MANAGEMENT:

In so signing this letter the authorised signatories acknowledge that the terms and conditions contained herein are based on the Bank's own opinion. Furthermore, it is accepted that all decisions regarding the management of the Borrower remain the responsibility of its Board.


REVIEW:

Unless repayment has been demanded in the meantime or there has been a change in circumstance warranting an earlier review, the above facilities will be reviewed again before 30th June 1995, or on such other date as is agreed between us.


ACCEPTANCE:

In order to signify your acceptance of the foregoing facilities, together with their terms, the attached duplicate letter should be accepted on behalf of Wellman International Ltd and its Subsidiary companies by two authorised signatories and returned to this office, together with an appropriate board resolution, authorising acceptance of this letter and specifying signatories thereto within 30 days of the date hereof, or within such other period as is agreed by the Bank.

Yours faithfully

/s/ Edmund Magee                      /s/ Geraldine Hannon